UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: January 5, 2009
(Date of earliest event reported)

Warren Resources, Inc.

(Exact name of registrant as specified in its charter)

Maryland	0-33275	11-3024080
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1114 Avenue of the Americas, 34th Floor, New York, New York 10036

(Address of principal executive offices including Zip Code)

Registrant’s telephone number, including area code: (212) 697-9660

(Former name or former address, if changed since last report):

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)      As part of the effort to reduce operating costs, effective as of  January 1, 2009, the employment of Lloyd G. Davies, Executive Vice President of Warren Resources, Inc. (the “Company”), and his positions as an officer and/or director of various subsidiaries of the Company, including Chairman and Chief Executive Officer of Warren E&P, Inc., were terminated “without cause”. Mr. Davies continues to serve as a Director of the Company until the end of his current term, but will not be nominated or stand for re-election thereafter. Mr. Norman F. Swanton, the Chairman and Chief Executive Officer of the Company, has assumed Mr. Davies’ positions as Chairman and Chief Executive Officer of Warren E&P, Inc.

(e)       In connection with his departure, the Company and Mr. Davies entered into a General Release and Severance Agreement effective on and as of January 1, 2009 (“Severance Agreement”). The Severance Agreement provides, among other things, that in lieu of any and all benefits or payments otherwise provided under his Employment Agreement dated July 1, 2005, the Company will pay Mr. Davies a lump sum of $139,731, which represents the balance of the monies due under his Employment Agreement that expires on June 30, 2009.

The Severance Agreement resolves all obligations of the parties under and supersedes Mr. Davies’ Employment Agreement. The foregoing is a brief description only of the material terms of the Severance Agreement and is qualified by the Severance Agreement, a full and complete copy of which is attached as Exhibit 10.1 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)      Exhibits

Exhibit	Title

10.1	General Release and Severance Agreement dated effective as of January 1, 2009 between the Company and Lloyd G. Davies

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: January 7, 2009

WARREN RESOURCES, INC.
(Registrant)

	By:	/s/ Norman F. Swanton
Norman F. Swanton,
Chairman and Chief Executive Officer